Exhibit 99.1

News From

Buena, NJ  08310

Release Date: December 27, 2012

Contact:	Jenniffer Collins IGI Laboratories, Inc. (856) 697-4379 www.igilabs.com

IGI LABORATORIES, INC.

ANNOUNCES PRIVATE PLACEMENT TO FUND PROPOSED PRODUCT

ACQUISITION

BUENA, NJ - (BUSINESS WIRE) – IGI Laboratories, Inc. (NYSE MKT: IG), a New Jersey based generic topical pharmaceutical company, today announced it closed a private placement on December 21, 2012 for a gross proceeds of $2.0 million.  The Company issued 1,965,740 shares of the Company’s common stock, par value of $0.01 per share, held in treasury, and a ten-year warrant to purchase up to an aggregate of 387,201 shares of the Company’s common stock, with an exercise price of $0.01 per share. The Company intends to use the proceeds from this offering to fund a proposed product acquisition.  The Company signed a letter of intent and non-binding term sheet for the product acquisition on December 20, 2012.  Following the completion of the Company’s due diligence, and subject to customary closing conditions, the Company would expect to complete the product acquisition by the end of January 2013.

Jason Grenfell-Gardner, President and CEO of the Company, commented, "As we have said, IGI is committed to expanding its IGI label product line.  We believe this offering will allow us to add another product to the IGI portfolio in January 2013.  We launched our first IGI label product, the authorized generic topical solution for Synalar® (fluocinolone acetonide), in December of 2012, and we believe this proposed product acquisition will complement our existing suite of generic topical prescription products.”

Exhibit 99.1

About IGI Laboratories, Inc.

IGI Laboratories is a developer and manufacturer of topical formulations for the pharmaceutical, OTC, and cosmetic markets. Our mission is to be a leading player in the generic topical prescription drug market.

Forward-Looking Statements

This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as "will," “expect,” “believe,” "possible," "one time," "provides an opportunity," "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K,  Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to, among other factors, changes in global political, economic, business, competitive, market and regulatory factors or IGI Laboratories, Inc.’s ability to implement its business strategies, including IGI Laboratories, Inc.’s ability to complete the proposed product acquisition. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

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